Exhibit 99
Titan International Announces Fourth Quarter and 2014 Year End Results

QUINCY, Ill--Titan International, Inc. (NYSE: TWI)
February 26, 2015

Contact: Todd Shoot, IR contact
todd.shoot@titan-intl.com; 217-221-4416

Fourth quarter highlights:

•	Sales for fourth quarter 2014 were $383.3 million compared to $494.4 million in the fourth quarter of 2013.

•	Gross profit for the fourth quarter 2014 was $18.2 million, or 5 percent of net sales, compared to $49.3 million in fourth quarter 2013, or 10.0 percent of net sales.

•	Fourth quarter income from operations was $(65.9) million compared to $0.6 million last year.

•
Earnings per share for the fourth quarter 2014 are $(0.99) and $(0.99) for basic and fully diluted, respectively, compared to $(0.29) and $(0.29) for 2013, basic and fully diluted, respectively. Adjusted earnings per share for the fourth quarter 2014 are $(0.45) and $(0.45) for basic and fully diluted, respectively, compared to $(0.03) and $(0.03) for 2013, basic and fully diluted, respectively.

Full year summary:

•	Sales for the full year 2014 were $1,895.5 million down 12 percent, compared to $2,163.6 million in 2013.

•	Gross profit was $140.6 million, or 7 percent of net sales for the year ending December 31, 2014 compared to $295.2 million, or 14 percent at December 31, 2013.

•	Income from operations was $(97.6) million, or (5) percent of net sales for fiscal year 2014 compared to $102.4 million, or 5 percent of net sales for 2013.

•
Earnings per share for the full year 2014 are $(1.50) and $(1.50) for basic and fully diluted, respectively, compared to $0.66 and $0.64 for 2013, basic and fully diluted, respectively. Adjusted earnings per share for the full year 2014 are $(0.55) and $(0.55) for basic and fully diluted, respectively, compared to $0.82 and $0.78 for 2013, basic and fully diluted, respectively.

Statement of Chief Executive Officer:
Maurice Taylor, CEO and Chairman comments, "2014 was a year of very real challenges for businesses in the agriculture, construction and mining sectors. Like others, Titan was faced with big sales drops in the agriculture market while the earthmoving/construction segment experienced continued weakness. We reduced our global employee count to under 6,500 to match reduced production. Locations experiencing cuts included: Russia (1,300), U.S. (400), Brazil (100) and Europe (100), which does not include hundreds of temporary and contract workers. Other challenges included the impairment charges during the second and fourth quarters totaling approximately $76.5 million. There were currency impacts from the euro, British pound, Russian ruble, Australian dollar, Canadian dollar and Brazilian real as a result of the strong U.S. dollar. There was also a union slow down due to new production rates.

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"This past year Titan has fully ushered in a new leadership team headed by Paul Reitz and assisted by CFO John Hrudicka. We saw the retirement of several valued team members, but the new leadership has stepped up to meet the challenges.

"I will address the challenges of 2014 in detail later, but first it’s important to recognize that despite these challenges, there are several factors in play that I believe will lead Titan to the top in coming years.

"The Grizz Squad has grown to 24 people in the field. They are the reason for the success of our LSW (low side wall)technology. The addition of LSW assemblies as an option on new equipment is expected to increase tire and wheel business each year going forward. We are listening to our customers and engineering solutions to fit their needs. We’ve introduced new tires, wheels and track components over the past twelve months that will continue to infiltrate the marketplace in 2015. We also have new tire equipment going into Russia and Brazil which we believe improves the quality and range of tire offering.

"Our plants are crucial to the success of our business. I believe that the currency devaluation of Russia, Brazil, Europe and Australia will help all of Titan’s plants become even more competitive. A new framework of plant management accountability has been implemented at each plant and we are working to improve the communication between all the factories worldwide, gaining a better understanding on what they are doing - good and bad- so we can help each other become as efficient and productive as possible.

"Sustainability efforts are also expected to help increase our profitability moving forward. Titan Tire Reclamation Corporation has signed a ten year agreement with Suncor to reclaim used tires and turn them into residual TVR oils, carbon black and steel. This agreement also gives Suncor the opportunity to purchase wheels, tires and track components. It’s a win-win.

"Let’s now start with our first challenge. The sales dip.

"This hit every segment for which Titan produces product. The mining demand was slow at the OEM level for the entire year. During the fourth quarter, the aftermarket improvements started coming. Agriculture OEMs kept cutting their schedules in big iron which is high dollar and fair margins. The 100hp and under sector has increased, but margins are lower for this product category. The aftermarket margins were fair. Construction is steady but it has not gotten back to the levels experienced during 2007. Pricing is dropping in all items due to material reduction and over supply. The aftermarket margins were fair like agriculture.

"Titan removed approximately 2,000 employees plus numerous temporary workers during 2014. The cost for all of this was recognized in 2014. Titan knew we had to do this in Russia, but all the other facilities had to go through top/down justification on employment levels and what improvements had to be made. This without a doubt was the most painful process the new team had to do, but long term we expect that this will produce Titan’s greatest return. We are still looking at consolidation everywhere we can.

"As a result of the numerous negative factors impacting our global business, Titan experienced the need to record unprecedented noncash charges in both the second and fourth quarters. These charges were recorded on machinery, equipment and molds used to produce giant mining tires. In addition, goodwill impairment was recorded relating to our businesses in Australia, Latin America and Russia. While these charges negatively impacted our overall results for 2014, they will have no impact on our strategy to be an international leader in the off-road wheel, tire and assembly market moving forward.

"The currency change really hit in the third and fourth quarters because the entire inventory dropped in price and so did the receivables. Just look at the ruble; it was 30 to 1 near the end of 2013 and now it is at 60 to 1. Regardless, I expect that there is a real bright spot coming as we should now be in a stronger position to export tires.

"Now let’s talk about items that make me excited about the future.

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"The currency devaluation socked it to us in 2014, but going forward, Russian labor is half, and I expect that Europe will be cheaper, as will Brazil. This means more exports for these companies plus less competition from North America. Also, all the loans Titan has made to sister companies were in U.S. dollars and that’s what we get back is U.S. dollars; it hurt the income statement but not our balance sheet.

"Since we made the employee adjustment required in Russia and Brazil, we can now start installing strip winding equipment so they can make higher quality parts and faster tires per shift with the latest equipment.

"The approval of LSW tires for OEM fitments at major producers has taken a long time. Since Titan is the only producer of the tire and wheel, some supply management people really didn’t want to buy it. Four years ago, some large equipment dealers told me to go get the largest farmers and contractors as well as mining companies to try the LSW and order them from OEMs. The big users told the dealers who told the OEMs. In fact, dealers had to go to senior vice presidents and presidents to make it move. We believe this will change the wheels and tires for farmers, contractors and mining companies worldwide. Why? It’s simple. It makes every piece of equipment with tires on it perform better. We are confident the LSW product can do everything we say it can. A farmer has minimal power hop or road lope, 6 percent improvement in fuel, the ability to carry more load, and with correct tires, the ability to out pull any rubber track vehicle with less compaction. Farmers in Europe could run their tractor at 80 kilometers per hour if the law allowed. The LSW has a lot to offer so I’m excited about the future.

"As I said before, Titan’s Grizz Squad has played a huge role in the success of our LSW technology. I believe they are the finest trained group of young men and women ever in the tire and wheel business of farmers, contractors and miners. How do I know that? Because I’ve never had so many calls and emails from end user customers telling me that. We plan on doing this next in South America, followed by Russia, then Europe. This will help increase our sales internationally.

"The new frameworks put in by Paul Reitz and his new team makes everyone own their numbers and results. The accountability is being driven from the top. I wish I had done it 35 years ago, but I didn’t have an Ipad.

"Titan Tire Reclamation has added other customers in the oil sands besides Suncor. Construction is expected to begin at the site sometime in early spring and we expect to have a minimum of three reactors by September. Hopefully all six will be up and running by then. I believe this is a bigger deal than anyone ever thought possible.

"The people who helped build Titan are very special people because they had faith that as a team we could take those bankrupt, closed and broken plants and build something from nothing. I appreciate there are a lot of investors who focus on the numbers, while our focus will remain on our employees who ultimately drive our success.

"Titan is lean and ready to go in 2015. There will be pure cutting and a lot of surprises because that’s the way it is here. With the LSW coming on-stream our costs have been reduced and we can react quickly. My EBITDA goal for 2015 is approximately $115 million. I know someone will ask when the Company will get to $200 million. The answer to that is simple - I believe that this will happen when sales get back over $2 billion. I don’t know when that will happen, but I do believe 2015 and 2016 are years for growth. I don’t believe in 2015 that farm will be down 25 percent as projected by some; I believe it could be down between 12-15 percent because the under 150hp are running on 5-6 percent increases. I have had talks with some very knowledgeable people in the seed business and they told me it’s better to have super single tires and go right over the rows when harvesting because super singles run at low air pressure. Therefore, they don’t compact the soil like duals. Ninety percent of all combines and tractors were bought with duals. The super single Goodyear LSW beats every size. Since we are the only company making the LSW wheel and tire, some of you will now understand why I’m excited about Titan’s future.

"I leave you with the advice given to me by my mentor who I worked with for over twenty years. When the going gets tough, work harder than your competition and you will ultimately win. You will all see more of me this next year and hear more about our exciting team who are determined to continue to work harder! I will get the chance to come visit many of you in the months ahead."

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Financial Summary:

Sales: Titan recorded sales of $383.3 million for the fourth quarter of 2014, compared to fourth quarter 2013 sales of $494.4 million. For the year, net sales for 2014 were $1,895.5 million, compared to $2,163.6 million in 2013, a decrease of (12) percent. Year to date sales decreased 10% as the result of price/mix reductions driven by decreased demand for high horsepower agricultural equipment, and decreased demand in the earthmoving/construction segment primarily for products used in the mining industry. These decreases were partially offset by increased demand for products used in the construction industry. In addition, competitive pressures resulting in price erosion, negatively impacted sales. Overall volume decreased 4%, and unfavorable currency translation decreased sales by 2%. The decrease in net sales was partially offset by the inclusion of the recently acquired Voltyre-Prom business which increased sales 4%.

Mining asset impairment and inventory writedown: In 2014, the Company recorded an asset impairment and inventory writedowns of $23.2 million and $16.7 million, respectively. The impairment was recorded on machinery, equipment and molds used to produce giant mining tires. Mining products are included in the Company's earthmoving/construction segment. In the second quarter of 2014, several large mining equipment manufacturers significantly decreased their sales forecast for mining equipment. The Company's sales of mining product were deteriorating at an accelerated pace. Therefore, the company tested mining related assets for impairment in the second quarter of 2014. The fair value of the mining equipment was determined using a cost and market approach. The inventory writedowns were to adjust the value of mining product inventory to estimated market value. After noncontrolling interest the total net income impact for these items attributable to Titan was $25.3 million.
Gross profit: Gross profit for the fourth quarter of 2014 was $18.2 million, or 5 percent of net sales, compared to $49.3 million, or 10.0 percent of net sales for the fourth quarter of 2013. Gross profit for the year ended December 31, 2014, was $140.6 million, or 7 percent of net sales, compared to $295.2 million, or 14 percent of net sales in 2013. Decreased demand for high horsepower agricultural equipment and products used in the mining industry negatively impacted gross profit. Generally, there are higher margins associated with these product categories. The lower market demand also drove competitive pressures resulting in price erosion that further deteriorated both sales and gross margins. Lost leverage and reduced productivity in the plants are also consequences of lower sales.

Warranty Expense: The provision for warranty liability was $17.7 million at December 31, 2014 or 1 percent of sales compared to $43.3 million at December 31, 2013 or 2 percent of sales.

Selling, general and administrative expenses: Selling, general and administrative (SG&A) expenses for the fourth quarter of 2014 were $40.5 million, or 11 percent of net sales, compared to $42.5 million, or 9 percent of net sales, for 2013. SG&A expenses for the twelve months ended December 31, 2014 were $173.6 million, or 9 percent of net sales, compared to $167.4 million, or 8 percent of net sales, for 2013. The higher SG&A expenses were primarily the result of approximately $5 million of costs relating to the closing of a facility in Crespellano, Italy and approximately $3 million of SG&A expenses at recently acquired facilities, offset by a decrease in incentive compensation and a reduction of bad debt expense. The increase in SG&A as a percentage of sales was primarily the result of decreased sales levels.

Noncash goodwill impairment charge: In the fourth quarter of 2014, the Company recorded a noncash charge for the impairment of goodwill of $36.6 million on both a pre-tax and after-tax basis. The charge included $11.4 million of earthmoving/construction goodwill related to the acquisition of Titan Australia; $9.6 million of agricultural goodwill related to the acquisition of the Latin America farm tire business; and $15.6 million of goodwill related to the acquisition of Voltyre-Prom. The Voltyre-Prom goodwill included $11.0 million in the agricultural segment, $2.6 million in the earthmoving/construction segment, and $2.0 million in the consumer segment. After noncontrolling interest the total charge attributable to Titan was $20.7 million.
Income from operations: Income from operations for the fourth quarter of 2014, was $(65.9) million, or (17) percent of net sales, compared to $0.6 million, or 0 percent of net sales, in 2013. Income from operations for the twelve months ended December 31, 2014, was $(97.6) million, or (5) percent of net sales, compared to $102.4 million, or 5 percent of net sales, in 2013.

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Interest expense: Interest expense was $9.4 million and $11.2 million for the quarters ended December 31, 2014, and 2013, respectively. Full year interest expense was $36.6 million and $47.1 million for the twelve months ended December 31, 2014, and 2013, respectively. The Company's interest expense for 2014 decreased from the previous year primarily as a result of the repurchase of the 7.875% senior secured notes in the fourth quarter of 2013, and decreased debt balances at Titan Europe.

Currency exchange loss: Currency exchange loss was $20.5 million and $3.9 million for the quarters ended December 31, 2014, and 2013, respectively. Currency exchange loss was $31.7 million and $4.9 million for the twelve months ended December 31, 2014, and 2013, respectively. Foreign currency losses in 2014 and 2013, primarily reflect the translation of intercompany loans at certain foreign subsidiaries denominated in currencies other than their functional currencies. Since such loans are expected to be settled in cash at some point in the future, these loans are adjusted each reporting period to reflect the current exchange rates. During 2014, the translation of these intercompany loan balances was significant due to the relative strength of the U.S. dollar in relation to the functional currencies of the loans.

Capital expenditures: Titan’s capital expenditures were $12.1 million for the fourth quarter of 2014 and $25.2 million for the fourth quarter 2013. Year-to-date expenditures were $58.4 million for 2014 compared to $80.1 million for 2013.

Debt balance: Total long term debt balance was $496.5 million at December 31, 2014 compared to $497.7 million on December 31, 2013. Short-term debt balance was $26.2 million at December 31, 2014 and $75.1 million at December 31, 2013. Net debt (debt less cash and investments) was $321.3 million at December, 2014, compared to $383.4 million at December 31, 2013.

Equity balance: The Company’s equity was $590.1 million at December 31, 2014 compared to $798.0 million at December 31, 2013.

Purchase of Voltyre-Prom: On October 4, 2013, Titan in partnership with One Equity Partners (OEP) and the Russian Direct Investment Fund (RDIF) closed the acquisition of an 85% interest in Voltyre-Prom, a leading producer of agricultural and industrial tires in Volgograd, Russia, for approximately $94.1 million, which included the assumption of debt. In the first half of 2014, the partnership of Titan, OEP, and RDIF purchased an additional 15% to bring the total Voltyre-Prom ownership to 100%.

Fourth Quarter Conference Call:
Titan will be hosting a conference call for the fourth quarter earnings announcement at 9:00 a.m. Eastern Time on Thursday, February 26, 2015. To participate in the call, dial (877) 870-4263, (International callers dial (412) 317-0790; Canada (855) 669-9657). The call will be webcast and can be accessed at www.titan-intl.com in the "News & Events/Conference Calls" section on the "Investor Relations" page of our website. A replay of the call will be available until March 12, 2015.

Safe harbor statement:
Certain statements and information in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “would,” “could,” “outlook,” “potential,” “may,” “will” and other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements depending on a variety of uncertainties or other factors including, but not limited to the risks as detailed in Titan International, Inc.’s periodic filings with the Securities and Exchange Commission, including the annual report on Form 10-K for the year ended December 31, 2014. The company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties and the company undertakes no obligation to publicly update or revise any forward-looking statements.

Company description: Titan International Inc. (NYSE: TWI), a holding Company, owns subsidiaries that supply wheels, tires, assemblies and undercarriage product for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles) applications.

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Titan International, Inc.
Consolidated Condensed Statements of Operations (Unaudited)
Amounts in thousands except earnings per share data

	Three months ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Net sales	$383,277	$494,407	$1,895,527	$2,163,595
Cost of sales	359,908	445,129	1,714,952	1,868,405
Mining asset impairment and inventory writedown	5,135	—	39,932	—
Gross profit	18,234	49,278	140,643	295,190
Selling, general and administrative expenses	40,495	42,544	173,614	167,371
Research and development expenses	4,244	2,884	14,005	11,165
Royalty expense	2,832	3,299	14,078	14,259
Noncash goodwill impairment charge	36,571	—	36,571	—
Income (loss) from operations	(65,908)	551	(97,625)	102,395
Interest expense	(9,428)	(11,196)	(36,564)	(47,120)
Convertible debt conversion charge	—	—	—	(7,273)
Loss on senior note repurchase	—	(22,734)	—	(22,734)
Gain on earthquake insurance recovery	—	—	—	22,451
Other income (expense)	(14,227)	(697)	(18,055)	7,015
Income (loss) before income taxes	(89,563)	(34,076)	(152,244)	54,734
Provision (benefit) for income taxes	(6,174)	(13,866)	(21,819)	25,047
Net income (loss)	(83,389)	(20,210)	(130,425)	29,687
Net loss attributable to noncontrolling interests	(30,343)	(4,630)	(49,964)	(5,518)
Net income (loss) attributable to Titan	$(53,046)	$(15,580)	$(80,461)	$35,205

Earnings per common share:
Basic	$(0.99)	(0.29)	$(1.50)	$0.66
Diluted	(0.99)	(0.29)	(1.50)	0.64
Average common shares and equivalents outstanding:
Basic	53,534	53,453	53,497	53,039
Diluted	53,534	53,453	53,497	59,522

Dividends declared per common share:	$.005	$.005	$.02	$.02

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Segment Information
Revenues from external customers (Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2014	2013	2014	2013
Revenues from external customers
Agricultural	$186,792	$274,390	$1,016,882	$1,182,187
Earthmoving/construction	139,638	162,309	610,596	749,115
Consumer	56,847	57,708	268,049	232,293
	$383,277	$494,407	$1,895,527	$2,163,595

Titan International, Inc.
Consolidated Condensed Balance Sheets (Unaudited)
Amounts in thousands

	December 31,	December 31,
	2014	2013
Assets
Current assets
Cash and cash equivalents	$201,451	$189,360
Restricted cash	—	14,268
Accounts Receivable	199,378	263,053
Inventories	331,432	384,920
Deferred income taxes	23,435	41,931
Prepaid and other current assets	80,234	114,346
Total current assets	835,930	1,007,878
Property, plant and equipment, net	527,414	638,807
Goodwill	—	42,075
Deferred income taxes	15,623	2,772
Other assets	116,757	129,699
Total assets	$1,495,724	$1,821,231

Liabilities and Stockholders’ Equity
Current liabilities
Short-term debt	$26,233	$75,061
Accounts payable	146,305	176,719
Other current liabilities	129,018	134,791
Total current liabilities	301,556	386,571
Long-term debt	496,503	497,694
Deferred income taxes	18,582	60,985
Other long-term liabilities	89,025	77,945
Total liabilities	905,666	1,023,195
Total equity	590,058	798,036
Total liabilities and equity	$1,495,724	$1,821,231

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Titan International, Inc.
Supplemental Consolidated Statement of Income Information
Reconciliation of GAAP to Non-GAAP Financial Measures-Unaudited
Amounts in thousands except earnings per share data

The Company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP). This supplemental schedule provides adjusted non-GAAP financial information and a quantitative reconciliation of the difference between non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

The SEC’s Regulation G applies to any public disclosure or release of material information that includes a non-GAAP financial measure. The non-GAAP financial measure should be considered supplemental to, not a substitute for, the financial measures calculated in accordance with GAAP. It has limitations in that it does not reflect all of the costs associated with the operations of our businesses as determined in accordance with GAAP. In addition, this measure may not be comparable to non-GAAP financial measures reported by other companies.

The non-GAAP financial measure of adjusted net income assists investors with analyzing our business results as well as with predicting future performance. In addition, this non-GAAP financial measure is reviewed by management in order to evaluate the financial performance of each segment as well as the Company as a whole. We believe that the presentation of this non-GAAP financial measure will permit investors to assess the performance of the Company on the same basis as management.

As a result, one should not consider this measure in isolation or as a substitute for our results reported under GAAP. We compensate for these limitations by analyzing results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to non-GAAP results.

The table below provides a reconciliation of the non-GAAP financial measures with the most directly comparable GAAP financial measures for December 31, 2014 and 2013.

Amounts in thousands except earnings per share data	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Net income attributable to Titan	$(53,046)	$(15,580)	$(80,461)	$35,205

Adjustments:
Asset impairment	—	—	15,107	—
Inventory value adjustments	3,163	—	10,233	—
Crespellano facility closure	5,043	—	5,043	—
Goodwill impairment	20,692	—	20,692	—
Loss on note repurchase	—	13,981	—	13,981
Europe rationalization	—	—	—	139
Europe VAT settlement (Brazil)	—	—	—	1,306
Europe earthquake insurance settlement	—	—	—	(22,451)
Italy DTA valuation allowance from change in deferred tax asset	—	—	—	11,656
Convertible debt conversion charge	—	—	—	3,701

Adjusted Net Income	$(24,148)	$(1,599)	$(29,386)	$43,537

Adjusted earnings per common share:
Basic	$(0.45)	(0.03)	$(0.55)	0.82
Diluted	$(0.45)	(0.03)	$(0.55)	0.78

Average common shares outstanding:
Basic	53,534	53,453	53,497	53,039
Diluted	53,534	53,453	53,497	59,522

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